FOR IMMEDIATE RELEASE

                                                     For information contact:
                                                     Stock Information Center
                                                     The LaPorte Savings Bank
                                                     (219) 362-0880


                THE LAPORTE SAVINGS BANK ANNOUNCES COMPLETION OF
                SUBSCRIPTION AND COMMUNITY OFFERING WITH CLOSING
                  PRELIMINARILY SCHEDULED FOR OCTOBER 12, 2007


October 2, 2007: LaPorte, Indiana - The LaPorte Savings Bank announced today that LaPorte Bancorp, Inc. (the "Company"), the proposed holding company for The LaPorte Savings Bank, had completed its community offering on September 28, 2007. As a result, the Company is not accepting any further orders for its stock. Orders received to-date will be maintained by the Company with interest continuing to accrue until the formal closing of the offering which has been tentatively scheduled for October 12, 2007.

The closing of the offering is subject to confirmation by the Company's independent appraiser of the Company's existing appraisal and receipt of final regulatory approvals including final approval of the Company's acquisition of City Savings Financial Corporation and its subsidiary, City Savings Bank, as well as approval of the amount of stock sold in the offering.

The terms and conditions of the subscription and community offering are more fully set forth in the Company's prospectus dated August 13, 2007.

This press release contains certain forward-looking statements about the proposed stock issuance by the Company. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of The LaPorte Savings Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities. The offer is made only by the prospectus. The shares of common stock offered by the Company are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.